Exhibit 99.1
Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045
News Release

FOR IMMEDIATE RELEASE	October 27, 2009
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Web site address: www.wintrust.com
WINTRUST FINANCIAL CORPORATION REPORTS
THIRD QUARTER 2009 RESULTS
     LAKE FOREST, ILLINOIS—Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq WTFC) announced net income of $32.0 million or $1.07 per diluted common share for the quarter ended September 30, 2009. This compares with earnings of $6.5 million ($0.06 per diluted common share) for the second quarter of 2009 and a $2.4 million loss (($0.13) per diluted common share) for the third quarter of 2008.
     Edward J. Wehmer, President and Chief Executive Officer, commented “We are pleased to report both solid corporate earnings and strong progress on all strategic fronts during a very active quarter. The acquisition of the life insurance premium finance portfolio during the quarter resulted in both immediate and prospective financial gains. The securitization of a portion of our commercial premium finance loan portfolio, also completed this quarter, enhanced our regulatory capital position, our balance sheet liquidity and our earnings.
     Mr. Wehmer noted, “The Company’s net interest margin for the quarter increased to 3.25% from 2.91% in the second quarter and 2.74% in the third quarter of 2008 reflecting both positive results from deposit and asset re-pricing and solid balance sheet growth at reasonable and commensurate pricing levels. Fee and other income remained relatively strong while expenses, other than credit related expenses, were in line with expectations.”
     Commenting on credit, Mr. Wehmer said, “Wintrust recorded a provision for loan losses of $91 million to accommodate net charge-offs approximating $80 million during the quarter. In addition to these charge-offs, we also recorded approximately $10 million of expense related to write downs of other real estate owned. Approximately $29 million of the quarter’s charge-offs relate to loans where specific reserves had been previously established. Approximately $12 million of the charge-offs related to either dispositions or new problem assets. The remaining $39 million related to continued downward revaluation of collateral values primarily related to real estate development. This revaluation, along with the $10 million other real-estate owned charge can be attributed to the Company’s commitment to liquidate problem assets in a very aggressive manner and, more importantly, to recent changes in overall market conditions. As an increasing amount of troubled assets are being liquidated in the market as a whole, appraised values are dropping accordingly, reflecting the adverse impact of the additional supply. These reduced valuations are further supported by liquidation bids we are receiving on our problem asset portfolio. The charges taken reflect this along with our intention to dispose of problem assets on an expedited basis.
     Quarter-end non-performing loans include approximately $17 million of administrative past due loans which have been made current by the borrower. Further, non-performing assets have been reduced by an additional $8 million after September 30, 2009 as of the date of this earnings release. We anticipate continued aggressive disposition of problem assets in the fourth quarter. Our allowance for loan losses increased to $95 million or 1.15% of total loans. Adding our reserve for unfunded lending-related commitments and credit discounts on purchased assets brings the Company’s total credit reserves to $134 million or 1.62% of total loans.”
     Mr. Wehmer summarized, “We continue to focus on increasing core earnings and clearing our balance sheet of problem assets. Significant core earnings opportunities remain in the areas of deposit re-pricing, core franchise growth and liquidity redeployment. At quarter end, the Company had approximately $1 billion in overnight liquid assets and was operating at an 84% loan to deposit ratio — just below the low end of the desired 85% to 90% range. Redeploying a portion of those liquid assets into safe, higher yielding loans is a priority.”
     He added, “We adopted a long-term strategy in 2006 which anticipated a negative credit cycle. Our goal was to be in a position to not just make it through the cycle but to do so in a manner which would allow us to take advantage of the opportunities which result from these occurrences - specifically a material dislocation of assets, banks and people in the overall market. To date, we have had good success and we will continue to seek out additional opportunities on all three fronts while continuing to build a strong core franchise.”
     Net income for the nine months ended September 30, 2009 was $44.9 million, or $1.25 per diluted common share compared to $18.5 million or $0.75 per diluted common share for the same period in 2008.  Earnings per diluted common share in the first nine months of 2009 compared to the first nine months of 2008 were reduced by preferred share dividends including discount accretion, related to our issuances of preferred stock in the second half of 2008, reducing comparative net income available to common shareholders by $14.1 million, or $0.58 per diluted common share.
     Total assets of $12.1 billion at September 30, 2009 increased $776 million from June 30, 2009 and $2.3 billion from September 30, 2008.  The $776 million of asset growth in the third quarter of 2009 was concentrated in liquidity management assets.  Total deposits as of September 30, 2009 were $9.8 billion, an increase of $656 million from June 30, 2009 and $2.0 billion from September 30, 2008.  The $656 million of deposit growth in the third quarter of 2009 was well distributed amongst all deposit types with $277 million from certificates of deposit, $314 million from NOW, savings and money markets, $16 million from wealth management and $49 million from non-interest bearing deposits.  Only $17 million of the $277 million of certificate of deposit growth was due to an increase in brokered certificates of deposits.  At the end of the second quarter of 2009, in anticipation of completing the securitization in the third quarter of 2009, the Company reclassified $520 million of premium finance receivables to a held-for-sale classification to comply with accounting requirements related to assets that are held with the intent to sell.  At the end of the second quarter, the Company’s loans held-for-sale included $301 million of residential mortgages and $520 million of premium finance receivables compared to only $193 million of residential mortgages at September 30, 2009.  Total loans, including loans held for sale, grew to $8.5 billion as of September 30, 2009, an increase of $52 million, over the $8.4 billion balance as of June 30, 2009 and an increase of $1.1 billion over the September 30, 2008 balance of $7.4 billion.  During the third quarter of 2009 the Company completed the acquisition of the life insurance premium finance receivables portfolio and the securitization of commercial premium finance receivables (see “Acquisitions” and “Securitization” for the impact of these transactions).  The Company’s loan portfolio includes a wide variety of loan types.  Please see the tables included in the remainder of this release for additional disclosures regarding the components of the commercial and commercial real estate portfolio, the allowance for credit losses and loan portfolio aging statistics.
         Total shareholders’ equity was $1.1 billion, or a book value of $34.10 per common share, at September 30, 2009, compared to $809 million, or a book value of $32.07 per common share, at September 30, 2008.

     Wintrust’s key operating measures and growth rates for the third quarter of 2009 as compared to the sequential and linked quarters are shown in the table below:

				% or		% or
				basis point (bp)		basis point (bp)
				change		change
	Three Months Ended			from		from
	September 30,	June 30,	September 30,	2nd Quarter		3rd Quarter
($ in thousands, except per share data)	2009	2009	2008	2009 (4)		2008
Net income	$31,995	$6,549	$(2,448)	389%		1,407%
Net income per common share — diluted	$1.07	$0.06	$(0.13)	1,683%		923%

Net revenue (1)	$238,343	$117,949	$82,810	102%		188%
Net interest income	$87,663	$72,497	$60,680	21%		44%

Net interest margin (2)	3.25%	2.91%	2.74%	34	bp	51	bp
Net overhead ratio (3)	(1.95)%	1.41%	1.65%	(336	)bp	(360	)bp
Return on average assets	1.08%	0.24%	(0.10)%	84	bp	118	bp
Return on average common equity	13.79%	0.79%	(1.59)%	1,300	bp	1,538	bp

At end of period
Total assets	$12,136,021	$11,359,536	$9,864,920	27%		23%
Total loans	$8,275,257	$7,595,476	$7,322,545	36%		13%
Total loans, including loans held-for-sale	$8,468,512	$8,416,576	$7,390,943	15%		2%
Total deposits	$9,847,163	$9,191,332	$7,829,527	28%		26%
Total equity	$1,106,082	$1,065,076	$809,331	15%		37%

(1)	Net revenue is net interest income plus non-interest income.

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	Period-end balance sheet percentage changes are annualized.
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, balance sheet growth rates are most often expressed in terms of an annual rate like 20%. As such, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s web site at www.wintrust.com by choosing “Financial Reports” and then choosing “Supplemental Financial Info.”

Impacting Comparative Financial Results: Acquisitions, Securitization and

Stock Offerings/Regulatory Capital
Acquisitions
     On July 28, 2009 the Company announced that its indirect, wholly-owned subsidiary, First Insurance Funding Corp. (“FIFC”) completed the purchase of a majority of the U.S. life insurance premium finance assets of A.I. Credit Corp. and A.I. Credit Consumer Discount Company (“the seller”), subsidiaries of American International Group, Inc. In doing so, FIFC acquired one of the largest life insurance premium finance portfolios in the industry, as well as certain other assets related to the life insurance premium finance business and the assumption of certain related liabilities. Subsequent to post-closing adjustments, an aggregate unpaid principal balance of $949.3 million was purchased for $685.3 million in cash. At closing, a portion of the portfolio, with an aggregate unpaid principal balance of approximately $317 million, and a corresponding portion of the purchase price of approximately $230 million were placed in escrow, pending the receipt of required third party consents. To the extent any of the required consents are not obtained prior to October 28, 2010, the portion of the portfolio for which such required consents are not obtained will be reassumed by the seller, and the corresponding portion of the purchase price will be returned to FIFC. Also, as a part of this purchase, an aggregate of $84.4 million of additional life insurance premium finance assets were available for future purchase by FIFC subject to satisfying certain conditions. As discussed below, on October 2, 2009, upon the satisfaction of these conditions, the Company completed the purchase of the majority of these additional loans.
     The purchase was accounted for as a business combination as required by FASB Statement of Financial Accounting Standards No. 141 (revised 2007) which is now part of Accounting Standards Codification (ASC) 805 Business Combinations (“ASC 805”), which became effective for the Company beginning on January 1, 2009. ASC 805 establishes principles and requirements for the acquirer in a business combination, including the recognition and measurement of the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquired entity as of the acquisition date; the recognition and measurement of the goodwill acquired in the business combination or gain from a bargain purchase as of the acquisition date; and the determination of additional disclosures needed to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Under ASC 805, nearly all acquired assets and liabilities assumed are required to be recorded at fair value at the acquisition date, including loans. ASC 805 eliminated recognition at the acquisition date of an allowance for loan losses on acquired loans; rather, credit-related factors are now incorporated directly into the fair value of the loans. Other significant changes include recognizing transaction costs and most restructuring costs as expenses when incurred. The accounting requirements of ASC 805 are applied on a prospective basis for all transactions completed after the effective date and early adoption was not permitted. Under ASC 805 a gain is recorded equal to the amount by which the fair value of assets purchased exceeded the fair value of liabilities assumed. The Company recognized a $113.1 million gain in the third quarter of 2009 relating to all of the loans it acquired which have all contingencies removed as of September 30, 2009. This gain is shown as a component of non-interest income on our statement of income. The difference between the fair value of the loans acquired and the outstanding principal balance of these loans represents a discount of $113.3 million and is comprised of two components, an accretable component totaling $74.8 million and a non-accretable component totaling $38.5 million. The accretable component will be recognized into interest income using the effective yield method over its estimated remaining life. The non-accretable portion will be evaluated each quarter and if the loans’ credit related conditions improve, a relative portion will be transferred to the accretable component and accreted over future periods. In the event of a prepayment, accretion of both the accretable and non-accretable component is accelerated into the quarter in which a specific loan prepays in whole. Currently, we have not established an allowance for loan losses relating to the portfolio purchased in this transaction. If credit related conditions deteriorate, an allowance related to these loans will be established as part of our provision for loan losses. The impact related to this transaction is included in Wintrust’s consolidated financial results only since the effective date of acquisition.
     On October 2, 2009, the conditions were satisfied in relation to the majority of the additional life insurance premium finance assets which were available for purchase and FIFC purchased $83.4 million of the $84.4 million of life insurance premium finance assets available for an aggregate purchase price of $60.5 million. The Company anticipates recording an additional $14.5 million bargain purchase gain relating to this additional purchase, all of which will be immediately recognizable in the fourth quarter. The difference between the fair value of these loans acquired on October 2, 2009 and the outstanding principal balance of theses loans represents a discount of $8.4 million and is comprised of two components, an accretable component totaling $5.7 million and a non-accretable component totaling $2.7 million. These discount components will be accounted in a similar fashion as the discounts described above. The impact related to this transaction will be included in Wintrust’s consolidated financial results only since the effective date of acquisition.

     On April 20, 2009 Wayne Hummer Asset Management Company completed its previously announced agreement to purchase certain assets and assume certain liabilities of Advanced Investment Partners, LLC (“AIP”). AIP is an investment management firm specializing in the active management of domestic equity investment strategies. The impact related to the AIP transaction is included in Wintrust’s consolidated financial results only since the effective date of acquisition.
     On December 23, 2008, the Company announced the acquisition by Wintrust Mortgage Corporation of certain assets and the assumption of certain liabilities of the mortgage banking business of Professional Mortgage Partners (“PMP”) of Downers Grove, Illinois. PMP was founded in 1999 and had approximately $1.6 billion in annual mortgage originations in 2008. The terms of the cash transaction were not disclosed, however, a significant portion of the net purchase price for the PMP assets is conditioned upon certain future profitability measures. The impact related to the PMP transaction is included in Wintrust’s consolidated financial results only since the effective date of acquisition.
Securitization
     On September 11, 2009 Wintrust’s indirect, wholly-owned subsidiary, FIFC Premium Funding I, LLC (the “Issuer”), closed on the sale of $600,000,000 aggregate principal amount of its Series 2009-A Premium Finance Asset Backed Notes, Class A (the “Notes”). The Notes were issued in a securitization transaction sponsored by First Insurance Funding Corp. This is an off-balance sheet financing transaction for the Company.
     The Notes bear interest at an annual rate equal to one-month LIBOR plus 1.45% and have an expected average term of 2.93 years; provided, however, that the entire unpaid balance of the Notes shall be due and payable in full on February 17, 2014. At the time of issuance, the Notes were eligible collateral under the Federal Reserve Bank of New York’s Term Asset-Backed Securities Loan Facility (“TALF”). The Notes are rated Aaa by Moody’s and AAA by Standard & Poor’s. The Issuer’s obligations under the Notes are secured by revolving loans made to buyers of property and casualty insurance policies to finance the related premiums payable by the buyers to the insurance companies for the policies. The premium finance loans will be transferred from time to time by FIFC to FIFC Funding, I LLC (the “Depositor”) and by the Depositor to the Issuer.
     The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws and may not be offered or sold in the United States without registration under the Securities Act or any applicable exemption from registration. The Notes were sold in a private placement to qualified institutional buyers only pursuant to an exemption under Rule 144A of the Securities Act. The Notes are restricted securities and may only be resold to qualified institutional buyers in a transaction meeting the requirements of Rule 144A and may not otherwise be reoffered, resold, pledged or otherwise transferred.
     As a result of this transaction the Company recognized a gain of $3.6 million in the third quarter of 2009. A total of $695 million in premium finance property and casualty receivables were initially transferred into the securitization. The Company retained interests of approximately $84 million and a sellers interest in loans of $11 million. Approximately $50 million of the retained interests are classified as debt securities on the Company’s balance sheet and the remainder is classified in other assets. In the event FIFC transfers loans to the Depositor in the fourth quarter, additional gains should be recognized.
Stock Offerings/Regulatory Capital
     The Company announced on December 19, 2008 that it had received the proceeds from the $250 million investment in Wintrust by the U.S. Treasury Department. The investment was made as part of the U.S. Treasury Department’s Capital Purchase Program, which is designed to infuse capital into the nation’s healthy banks in order to expand the flow of credit to U.S. consumers and businesses on competitive terms to promote the sustained growth and vitality of the U.S. economy.
     The investment by the U.S. Treasury Department was comprised of $250 million in preferred shares, with a warrant to purchase 1,643,295 shares of Wintrust common stock at a per share exercise price of $22.82 and a term of 10 years. If declared, dividends on the senior preferred stock are payable quarterly in arrears at a rate of 5% annually for the first five years and 9% thereafter. This investment can, with the approval of the Federal Reserve, be repurchased. The Company filed a shelf registration statement to fulfill the requirement of the Capital Purchase Program that the U.S. Department of Treasury be able to publicly sell the preferred shares and warrant it purchased from Wintrust.
     On August 26, 2008, the Company sold $50 million ($49.4 million net of issuance costs) of non-cumulative perpetual convertible preferred stock in a private transaction. If declared, dividends on the preferred stock are payable quarterly in arrears at a rate of 8.00% per annum. The shares are convertible into common stock at the option of the holder at a price per share of $25.72. On and after August 26, 2010, the preferred stock will be subject to mandatory conversion into common stock under certain circumstances.
Financial Performance Overview – Third Quarter of 2009
     For the third quarter of 2009, net interest income totaled $87.7 million, an increase of $27.0 million as compared to the third quarter of 2008 and an increase of $15.2 million as compared to the second quarter of 2009. Average earning assets for the third quarter of 2009 increased by $1.9 billion compared to the third quarter of 2008. Earning asset growth over the past 12 months was primarily a result of the $1.3 billion increase in average loans and $534 million increase in liquidity management assets. The average earning asset growth of $1.9 billion over the past 12 months was funded by a $1.1 billion increase in the average balances of savings, NOW, MMA and Wealth Management deposits, an increase in the average balance of net free funds of $354 million, an increase in the average balance of brokered certificates of deposit of $166 million, an increase in the average balance of retail certificates of deposit of $442 million offset by a decrease in the average balance of wholesale borrowings of $168 million. At September 30, 2009, $913 million of retail deposits were held in the Company’s MaxSafe® suite of products (certificates of deposit, MMA and NOW). MaxSafe® is an innovative investment alternative that provides up to 15 times the FDIC insurance security of a traditional banking deposit or a total of $3.75 million for an individual interest-bearing account, by capitalizing on the Company’s multiple banking charters and depositing a customer’s funds across all 15 of the Company’s community banks.
     The net interest margin for the third quarter of 2009 was 3.25%, compared to 2.74% in the third quarter of 2008 and 2.91% in the second quarter of 2009. The increase in the net interest margin in the third quarter of 2009 when compared to the second quarter of 2009 is attributable to the acquisition of the life insurance premium finance portfolio and lower costs of interest-bearing deposits. In the third quarter of 2009, the yield on loans increased 40 basis points and the rate on interest-bearing deposits decreased 22 basis points compared to the second quarter of 2009. The bulk of the increase in yield on loans is attributable to premium finance receivables. Management believes opportunities during the remainder of 2009 for increasing credit spreads in commercial loan portfolio and re-pricing of maturities of retail certificates of deposits should contribute to continued net interest margin expansion.
     Non-interest income totaled $150.7 million in the third quarter of 2009, increasing $128.6 million, or 581%, compared to the third quarter of 2008 and increasing $105.2 million, or 919% on an annualized basis, compared to the second quarter of 2009. The increase, in comparison to both prior periods, was primarily attributable to the activities described earlier under “Acquisitions” and “Securitization.” Another component of non-interest income with meaningful changes between comparable quarters was mortgage banking revenue. Mortgage banking revenue increased $8.7 million when compared to the third quarter of 2008 and decreased $9.4 million when compared to the second quarter of 2009. These changes were primarily attributable to varying levels of activity in mortgage loans originated for sale to the secondary market during 2009. Mortgages originated for sale totaled over $960 million in the third quarter of 2009 compared to over $1.5 billion in the second quarter of 2009 and $344 million in the third quarter of 2008.
     Non-interest expense totaled $92.6 million in the third quarter of 2009, increasing $29.4 million, or 46%, compared to the third quarter of 2008 and $8.3 million, or 39% on an annualized basis, compared to the second quarter of 2009. The increase compared to the second quarter of 2009 was attributable to a $9.2 million increase in other real estate expenses (including losses recognized on sales), a $2.1 million increase in salaries and employee benefits, and a $1.2 million increase in professional fees, offset by a $4.8 million decrease in the FDIC deposit insurance expense as the second quarter of 2009 contained the industry-wide special assessment.
Financial Performance Overview – First Nine Months of 2009
     The net interest margin for the first nine months of 2009 was 2.98%, compared to 2.83% in the first nine months of 2008. The increase in the net interest margin in the first nine months of 2009 when compared to the first nine months of 2008 is primarily attributable to the positive impact of controlling interest-bearing deposit costs. The yield on earning assets decreased by 86 basis points compared to the first nine months of 2008 while the rate paid on total interest-bearing deposits decreased by 110 basis points compared to the first nine months of 2008.
     Non-interest income totaled $232.6 million in the first nine months of 2009, increasing $152.3 million, or 190%, compared to the first nine months of 2008. The increase was primarily attributable to the $113.1 million bargain purchase gain and an increase of $33.9 million in mortgage banking revenue. The increase in mortgage banking revenue is primarily attributable to a significant increase in mortgage loans originated and sold to the secondary market. Mortgages originated for sale totaled over $3.7 billion in the first nine months of 2009 compared to over $1.3 billion in the first nine months of 2008. During the first nine months of 2009, the Company recognized an increase of $22.9 million in trading income. Partially offsetting the increase in trading income was the decrease of $19.6 million on fees from covered call options compared to the first nine months of 2008. The majority of the increase in trading income resulted from an increase in the market value of certain collateralized mortgage obligations held as trading assets. The Company purchased these securities at a significant discount during the first quarter of 2009. These securities have increased in value since their purchase due to market spreads tightening, increased mortgage prepayments due to a favorable mortgage rate environment and the resultant refinancing activity taking place in the market and lower than projected default rates.
     Non-interest expense totaled $253.8 million in the first nine months of 2009, increasing $62.5 million, or 33%, compared to the first nine months of 2008. The change compared to the first nine months of 2008 was attributable to a $29.5 million increase in salaries and employee benefits and a $12.5 million increase in FDIC insurance expense related to deposit insurance rate increases, the one-time industry-wide FDIC deposit insurance special assessment in the second quarter of 2009 and growth in the assessable deposit base. Additionally, $12.3 million of increased expenses related to other real-estate owned (including losses on sales) and $3.4 million from increased professional fees, primarily as a result of the elevated level of non-performing assets contributed to the $62.5 million non-interest expense growth. The $29.5 million increase in salaries and employee benefits is largely attributable to an increase in variable pay (commissions) of $15.6 million primarily as a result of the higher mortgage loan origination volumes.
Financial Performance Overview – Credit Quality
     Non-performing loans totaled $231.7 million, or 2.80% of total loans, at September 30, 2009, compared to $238.2 million, or 3.14% of total loans, at June 30, 2009 and $113.1 million, or 1.54% of total loans, at September 30, 2008. Other real-estate owned (“OREO”) of $40.6 million at September 30, 2009 was down slightly compared to June 30, 2009 and increased $28.1 million compared to September 30, 2008. During the third quarter of 2009, 48 individual properties, representing 20 lending relationships, were acquired by the Company via foreclosure or deed in lieu of foreclosure. The fair value of these properties totaled $17.1 million. Changes in fair value of properties held and properties sold reduced the OREO balance by $17.9 million during the third quarter of 2009.
     The provision for credit losses totaled $91.2 million for the third quarter of 2009 compared to $23.7 million for the second quarter of 2009 and $24.1 million in the third quarter of 2008. Net charge-offs for the third quarter totaled 365 basis points on an annualized basis compared to 84 basis points on an annualized basis in the third quarter of 2008 and 63 basis points on an annualized basis in the second quarter of 2009. The provision for credit losses totaled $129.3 million for the first nine months of 2009 compared to $43.0 million for the first nine months of 2008. Net charge-offs for the first nine months totaled 166 basis points on an annualized basis compared to 50 basis points on an annualized basis in the first nine months of 2008.
     The allowance for credit losses at September 30, 2009 totaled $98.2 million and increased to 1.19% of total loans compared to 86.7 million or 1.14% of total loans at June 30, 2009 and $66.8 million, or 0.91% of total loans at September 30, 2008. At September 30, 2009, an additional $36.2 million of non-accretable discounts on the purchased life insurance premium finance receivables remains. Including this amount as part of the allowance for credit losses would increase the allowance for credit losses as a percentage of total loans outstanding to 1.62% at September 30, 2009.

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share data)	2009	2008	2009	2008
Selected Financial Condition Data (at end of period):
Total assets	$12,136,021	$9,864,920
Total loans	8,275,257	7,322,545
Total deposits	9,847,163	7,829,527
Junior subordinated debentures	249,493	249,537
Total shareholders’ equity	1,106,082	809,331

Selected Statements of Income Data:
Net interest income	$87,663	$60,680	$224,942	$181,822
Net revenue (1)	238,343	82,810	457,501	262,127
Income before taxes	54,587	(4,518)	74,402	27,914
Net income	31,995	(2,448)	44,902	18,533
Net income per common share — Basic	1.14	(0.13)	1.26	0.76
Net income per common share — Diluted	1.07	(0.13)	1.25	0.75

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.25%	2.74%	2.98%	2.83%
Non-interest income to average assets	5.07	0.89	2.79	1.11
Non-interest expense to average assets	3.11	2.54	3.04	2.65
Net overhead ratio (3)	(1.95)	1.65	0.25	1.54
Efficiency ratio (2) (4)	38.69	76.64	55.15	72.28
Return on average assets	1.08	(0.10)	0.54	0.26
Return on average equity	13.79	(1.59)	5.16	3.20
Average total assets	$11,797,520	$9,881,554	$11,154,193	$9,646,060
Average total shareholders’ equity	1,070,095	765,892	1,066,447	756,801
Average loans to average deposits ratio	90.5%	94.1%	91.9%	94.5%

Common Share Data at end of period:
Market price per common share	$27.96	$29.35
Book value per common share	$34.10	$32.07
Common shares outstanding	24,103,068	23,693,799
Other Data at end of period:
Leverage ratio (5)	7.7%	8.1%
Tier 1 capital to risk-weighted assets (5)	8.8%	9.2%
Total capital to risk-weighted assets (5)	12.1%	10.7%
Allowance for credit losses (6)	$98,225	$66,820
Credit discounts on purchased loans (7)	36,195	—
Total credit reserves	134,420	66,820
Non-performing loans	231,659	113,041
Allowance for credit losses to total loans (6)	1.19%	0.91%
Total credit reserves to total loans (8)	1.62%	0.91%
Non-performing loans to total loans	2.80%	1.54%
Number of:
Bank subsidiaries	15	15
Non-bank subsidiaries	8	8
Banking offices	78	79

(1)	Net revenue is net interest income plus non-interest income.

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenues (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	Capital ratios for current quarter-end are estimated.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for lending-related commitments.

(7)	Represents the remaining non-accretable portion of the discounts on the purchased life insurance premium finance loans that were purchased.

(8)	The sum of allowance for credit losses and credit discounts on purchased loans divided by total loans outstanding plus the credit discounts on purchased loans.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)		(Unaudited)
	September 30,	December 31,	September 30,
(In thousands)	2009	2008	2008

Assets
Cash and due from banks	$128,898	$219,794	$158,201
Federal funds sold and securities purchased under resale agreements	22,863	226,110	35,181
Interest bearing deposits with banks	1,168,362	123,009	4,686
Available-for-sale securities, at fair value	1,434,248	784,673	1,469,500
Trading account securities	29,204	4,399	2,243
Brokerage customer receivables	19,441	17,901	19,436
Loans held-for-sale	193,255	61,116	68,398
Loans, net of unearned income	8,275,257	7,621,069	7,322,545
Less: Allowance for loan losses	95,096	69,767	66,327

Net loans	8,180,161	7,551,302	7,256,218
Premises and equipment, net	352,890	349,875	349,388
Accrued interest receivable and other assets	315,806	240,664	209,970
Trade date securities receivable	—	788,565	—
Goodwill	276,525	276,310	276,310
Other intangible assets	14,368	14,608	15,389

Total assets	$12,136,021	$10,658,326	$9,864,920

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$841,668	$757,844	$717,587
Interest bearing	9,005,495	7,618,906	7,111,940

Total deposits	9,847,163	8,376,750	7,829,527

Notes payable	1,000	1,000	42,025
Federal Home Loan Bank advances	433,983	435,981	438,983
Other borrowings	252,071	336,764	296,391
Subordinated notes	65,000	70,000	75,000
Junior subordinated debentures	249,493	249,515	249,537
Trade date securities payable	—	—	2,000
Accrued interest payable and other liabilities	181,229	121,744	122,126

Total liabilities	11,029,939	9,591,754	9,055,589

Shareholders’ equity:
Preferred stock	284,061	281,873	49,379
Common stock	26,965	26,611	26,548
Surplus	580,988	571,887	551,453
Treasury stock	(122,437)	(122,290)	(122,290)
Retained earnings	342,873	318,793	318,066
Accumulated other comprehensive loss	(6,368)	(10,302)	(13,825)

Total shareholders’ equity	1,106,082	1,066,572	809,331

Total liabilities and shareholders’ equity	$12,136,021	$10,658,326	$9,864,920

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2009	2008	2009	2008

Interest income
Interest and fees on loans	$126,448	$108,495	$343,637	$336,251
Interest bearing deposits with banks	778	27	2,205	215
Federal funds sold and securities purchased under resale agreements	106	197	233	1,303
Securities	14,106	17,599	44,252	50,233
Trading account securities	7	23	86	69
Brokerage customer receivables	132	228	372	834

Total interest income	141,577	126,569	390,785	388,905

Interest expense
Interest on deposits	42,806	53,405	132,261	168,697
Interest on Federal Home Loan Bank advances	4,536	4,583	13,492	13,696
Interest on notes payable and other borrowings	1,779	2,661	5,401	8,331
Interest on subordinated notes	333	786	1,341	2,716
Interest on junior subordinated debentures	4,460	4,454	13,348	13,643

Total interest expense	53,914	65,889	165,843	207,083

Net interest income	87,663	60,680	224,942	181,822
Provision for credit losses	91,193	24,129	129,329	42,985

Net interest income after provision for credit losses	(3,530)	36,551	95,613	138,837

Non-interest income
Wealth management	7,501	7,044	20,310	22,680
Mortgage banking	13,204	4,488	52,032	18,120
Service charges on deposit accounts	3,447	2,674	9,600	7,612
Gain on sales of commercial premium finance receivables	3,629	456	4,147	2,163
(Losses) gains on available-for-sale securities, net	(412)	920	(910)	(553)
Gain on bargain purchase	113,062	—	113,062	—
Other	10,249	6,548	34,318	30,283

Total non-interest income	150,680	22,130	232,559	80,305

Non-interest expense
Salaries and employee benefits	48,088	35,823	138,923	109,471
Equipment	4,069	4,050	12,022	12,025
Occupancy, net	5,884	5,666	17,682	16,971
Data processing	3,226	2,850	9,578	8,566
Advertising and marketing	1,488	1,343	4,003	3,709
Professional fees	4,089	2,195	9,843	6,490
Amortization of other intangible assets	677	781	2,040	2,348
Other	25,042	10,491	59,679	31,648

Total non-interest expense	92,563	63,199	253,770	191,228

Income before taxes	54,587	(4,518)	74,402	27,914
Income tax expense	22,592	(2,070)	29,500	9,381

Net income	$31,995	$(2,448)	$44,902	$18,533

Preferred stock dividends and discount accretion	4,668	544	14,668	544

Net income applicable to common shares	$27,327	$(2,992)	$30,234	$17,989

Net income per common share — Basic	$1.14	$(0.13)	$1.26	$0.76

Net income per common share — Diluted	$1.07	$(0.13)	$1.25	$0.75

Cash dividends declared per common share	$0.09	$0.18	$0.27	$0.36

Weighted average common shares outstanding	24,052	23,644	23,958	23,590
Dilutive potential common shares	2,493	—	323	525

Average common shares and dilutive common shares	26,545	23,644	24,281	24,115

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS
The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components) and the efficiency ratio. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.
Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses.
A reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is shown below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2009	2008	2009	2008

(A) Interest income (GAAP)	$141,577	$126,569	$390,785	$388,905
Taxable-equivalent adjustment:
– Loans	93	142	360	499
– Liquidity management assets	413	423	1,314	1,362
– Other earning assets	9	12	30	31

Interest income — FTE	$142,092	$127,146	$392,489	$390,797
(B) Interest expense (GAAP)	53,914	65,889	165,843	207,083

Net interest income — FTE	$88,178	$61,257	$226,646	$183,714

(C) Net interest income (GAAP) (A minus B)	$87,663	$60,680	$224,942	$181,822

(D) Net interest margin (GAAP)	3.23%	2.71%	2.95%	2.80%
Net interest margin — FTE	3.25%	2.74%	2.98%	2.83%
(E) Efficiency ratio (GAAP)	38.77%	77.18%	55.36%	72.80%
Efficiency ratio — FTE	38.69%	76.64%	55.15%	72.28%

Loans
Loan Portfolio Mix and Growth Rates

				% Growth
				From	From
	September 30,	December 31,	September 30,	December 31,	September 30,
(Dollars in thousands)	2009	2008	2008	2008 (1)	2008
Balance:
Commercial and commercial real estate	$5,035,859	$4,778,664	$4,673,682	7%	8%
Home equity	928,548	896,438	837,127	5	11
Residential real estate	281,151	262,908	247,203	9	14
Premium finance receivables — commercial	752,032	1,243,858	1,164,256	(53)	(35)
Premium finance receivables — life insurance	1,045,653	102,728	41,120	NM	NM
Indirect consumer loans (2)	115,528	175,955	199,845	(46)	(42)
Other loans	116,486	160,518	159,312	(36)	(27)

Total loans, net of unearned income	$8,275,257	$7,621,069	$7,322,545	11%	13%

Mix:
Commercial and commercial real estate	61%	63%	64%
Home equity	11	12	11
Residential real estate	4	3	4
Premium finance receivables — commercial	9	16	16
Premium finance receivables — life insurance	13	2	1
Indirect consumer loans (2)	1	2	3
Other loans	1	2	1

Total loans, net of unearned income	100%	100%	100%

(1)	Annualized

(2)	Includes autos, boats, snowmobiles and other indirect consumer loans.

NM = Not Meaningful
Commercial and Commercial Real Estate Loans
As of September 30, 2009

				> 90 Days	Allowance
		% of		Past Due	For Credit
		Total	Non-	and Still	Losses
(Dollars in thousands)	Balance	Loans	accrual	Accruing	Allocation
Commercial:
Commercial and Industrial	$1,345,111	16.3%	$16,689	$605	$21,799
Franchise	107,447	1.3	—	—	1,619
Mortgage warehouse lines of credit	73,816	0.9	—	—	985
Community Advantage — homeowner associations	60,146	0.7	—	—	145
Aircraft	41,606	0.5	—	153	164
Other	15,595	0.2	2,346	—	424

Total Commercial	$1,643,721	19.9%	$19,035	$758	$25,136

Commercial Real Estate:
Land and development	$1,041,641	12.6%	$103,573	$10,090	$25,231
Office	544,772	6.6	10,029	—	7,079
Industrial	466,725	5.6	8,476	355	7,012
Retail	570,589	6.9	10,698	12,161	7,846
Mixed use and other	768,411	9.3	14,915	13	10,686

Total Commercial Real Estate Loans	$3,392,138	41.0%	$147,691	$22,619	$57,854

Total Commercial and Commercial Real Estate	$5,035,859	60.9%	$166,726	$23,377	$82,990

Commercial Real Estate-collateral location by state:
Illinois	$2,729,454	80.5%
Wisconsin	375,911	11.1

Total primary markets	$3,105,365	91.6%

Indiana	48,300	1.4
Florida	43,164	1.3
Arizona	42,226	1.2
Other (no individual state greater than 0.6%)	153,083	4.5

Total	$3,392,138	100.0%

DEPOSITS
Deposit Portfolio Mix and Growth Rates

				% Growth
				From	From
	September 30,	December 31,	September 30,	December 31,	September 30,
(Dollars in thousands)	2009	2008	2008	2008 (1)	2008
Balance:
Non-interest bearing	$841,668	$757,844	$717,587	15%	17%
NOW	1,245,689	1,040,105	1,012,393	26	23
Wealth Management deposits (2)	935,740	716,178	583,715	41	60
Money market	1,468,228	1,124,068	997,638	41	47
Savings	513,239	337,808	317,108	69	62
Time certificates of deposit	4,842,599	4,400,747	4,201,086	13	15

Total deposits	$9,847,163	$8,376,750	$7,829,527	23%	26%

Mix:
Non-interest bearing	9%	9%	9%
NOW	13	12	13
Wealth Management deposits (2)	9	9	7
Money market	15	13	13
Savings	5	4	4
Time certificates of deposit	49	53	54

Total deposits	100%	100%	100%

(1)	Annualized

(2)	Represents deposit balances at the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of Wayne Hummer Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.
Deposit Maturity Analysis
As of September 30, 2009

						Weighted-
	Non-					Average
	Interest	Savings				Rate of
	Bearing	And		Time		Maturing Time
	And	Money	Wealth	Certificates	Total	Certificates
(Dollars in thousands)	NOW (1)	Market (1)	Mgt (1) (2)	of Deposit	Deposits	of Deposit
1 – 3 months	$2,087,357	$1,981,467	$615,898	$1,392,088	$6,076,810	2.38%
4 – 6 months	—	—	121,294	851,034	972,328	2.46
7 – 9 months	—	—	—	720,427	720,427	2.61
10 – 12 months	—	—	—	605,530	605,530	2.39
13 – 18 months	—	—	198,548	668,256	866,804	2.67
19 – 24 months	—	—	—	284,965	284,965	3.54
24+ months	—	—	—	320,299	320,299	3.57

Total	$2,087,357	$1,981,467	$935,740	$4,842,599	$9,847,163	2.62%

(1)	Balances of non-contractual maturity deposits are shown as maturing in the earliest time frame. These deposits do not have contractual maturities and re-price in varying degrees to changes in overall interest rates.

(2)	Wealth management deposit balances from unaffiliated companies are shown maturing in the period in which the current contractual obligation to hold these funds matures.

NET INTEREST INCOME
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the third quarter of 2009 compared to the third quarter of 2008 (linked quarters):

	For the Three Months Ended			For the Three Months Ended
	September 30, 2009			September 30, 2008
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (7)	$2,078,330	$15,403	2.94%	$1,544,465	$18,247	4.70%
Other earning assets (2) (3) (7)	24,874	148	2.36	21,687	262	4.81
Loans, net of unearned income (2) (4) (7)	8,665,281	126,541	5.79	7,343,845	108,637	5.89

Total earning assets (7)	$10,768,485	$142,092	5.24%	$8,909,997	$127,146	5.68%

Allowance for loan losses	(85,300)			(57,751)
Cash and due from banks	109,645			133,527
Other assets	1,004,690			895,781

Total assets	$11,797,520			$9,881,554

Interest-bearing deposits	$8,799,578	$42,806	1.93%	$7,127,065	$53,405	2.98%
Federal Home Loan Bank advances	434,134	4,536	4.14	438,983	4,583	4.15
Notes payable and other borrowings	245,352	1,779	2.88	398,911	2,661	2.65
Subordinated notes	65,000	333	2.01	75,000	786	4.10
Junior subordinated debentures	249,493	4,460	6.99	249,552	4,454	6.98

Total interest-bearing liabilities	$9,793,557	$53,914	2.18%	$8,289,511	$65,889	3.16%

Non-interest bearing deposits	775,202			678,651
Other liabilities	158,666			147,500
Equity	1,070,095			765,892

Total liabilities and shareholders’ equity	$11,797,520			$9,881,554

Interest rate spread (5) (7)			3.06%			2.52%
Net free funds/contribution (6)	$974,928		0.19	$620,486		0.22

Net interest income/Net interest margin (7)		$88,178	3.25%		$61,257	2.74%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended September 30, 2009 and 2008 were $515,000 and $576,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the third quarter of 2009 compared to the second quarter of 2009 (sequential quarters):

	For the Three Months Ended			For the Three Months Ended
	September 30, 2009			June 30, 2009
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (7)	$2,078,330	$15,403	2.94%	$1,851,179	$17,102	3.71%
Other earning assets (2) (3) (7)	24,874	148	2.36	22,694	185	3.27
Loans, net of unearned income (2) (4) (7)	8,665,281	126,541	5.79	8,212,572	110,412	5.39

Total earning assets (7)	$10,768,485	$142,092	5.24%	$10,086,445	$127,699	5.08%

Allowance for loan losses	(85,300)			(72,990)
Cash and due from banks	109,645			118,402
Other assets	1,004,690			905,611

Total assets	$11,797,520			$11,037,468

Interest-bearing deposits	$8,799,578	$42,806	1.93%	$8,097,096	$43,502	2.15%
Federal Home Loan Bank advances	434,134	4,536	4.14	435,983	4,503	4.14
Notes payable and other borrowings	245,352	1,779	2.88	249,123	1,752	2.82
Subordinated notes	65,000	333	2.01	66,648	428	2.54
Junior subordinated debentures	249,493	4,460	6.99	249,494	4,447	7.05

Total interest-bearing liabilities	$9,793,557	$53,914	2.18%	$9,098,344	$54,632	2.41%

Non-interest bearing deposits	775,202			754,479
Other liabilities	158,666			117,250
Equity	1,070,095			1,067,395

Total liabilities and shareholders’ equity	$11,797,520			$11,037,468

Interest rate spread (5) (7)			3.06%			2.67%
Net free funds/contribution (6)	$974,928		0.19	$988,101		0.24

Net interest income/Net interest margin (7)		$88,178	3.25%		$73,067	2.91%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended September 30, 2009 was $515,000 and for the three months ended June 30, 2009 was $570,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
The higher level of net interest income recorded in the third quarter of 2009 compared to the second quarter of 2009 was attributable to the impact of the life insurance premium finance loan purchase and the ability to raise and retain interest-bearing deposits at lower rates. Average earning asset growth of $682 million in the third quarter of 2009 compared to the second quarter of 2009 was comprised of $453 million of loan growth and $227 million of liquid management asset growth. The $682 million of average earning asset growth was primarily funded entirely by a $702 million increase in the average balances of interest-bearing deposits.
In the third quarter of 2009, the yield on loans increased 40 basis points and the rate on interest-bearing deposits decreased 22 basis points compared to the second quarter of 2009. The bulk of the increase in yield on loans is attributable to purchase of the life insurance premium finance receivables. Management believes opportunities remain for increasing credit spreads in commercial and commercial real estate loan portfolios and for lower rates from the re-pricing of maturing retail certificates of deposits, both of which should contribute to continued net interest margin expansion.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the nine months ended September 30, 2009 compared to the nine months ended September 30, 2008:

	For the Nine Months Ended			For the Nine Months Ended
	September 30, 2009			September 30, 2008
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (7)	$1,923,869	$48,004	3.34%	$1,493,511	$53,114	4.75%
Other earning assets (2) (3) (7)	23,242	488	2.81	23,530	933	5.30
Loans, net of unearned income (2) (4) (7)	8,244,336	343,997	5.58	7,171,467	336,750	6.27

Total earning assets (7)	$10,191,447	$392,489	5.15%	$8,688,508	$390,797	6.01%

Allowance for loan losses	(76,886)			(54,352)
Cash and due from banks	103,164			128,045
Other assets	936,468			883,859

Total assets	$11,154,193			$9,646,060

Interest-bearing deposits	$8,217,631	$132,261	2.15%	$6,927,829	$168,697	3.25%
Federal Home Loan Bank advances	435,359	13,492	4.14	434,528	13,696	4.21
Notes payable and other borrowings	266,264	5,401	2.71	389,882	8,331	2.85
Subordinated notes	67,198	1,341	2.63	75,000	2,716	4.76
Junior subordinated debentures	249,498	13,348	7.05	249,594	13,643	7.18

Total interest-bearing liabilities	$9,235,950	$165,843	2.40%	$8,076,833	$207,083	3.42%

Non-interest bearing deposits	754,666			661,787
Other liabilities	97,130			150,639
Equity	1,066,447			756,801

Total liabilities and shareholders’ equity	$11,154,193			$9,646,060

Interest rate spread (5) (7)			2.75%			2.59%
Net free funds/contribution (6)	$955,497		0.23	$611,675		0.24

Net interest income/Net interest margin (7)		$226,646	2.98%		$183,714	2.83%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the nine months ended September 30, 2009 and 2008 were $1.7 million and $1.9 million, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

NON-INTEREST INCOME
For the third quarter of 2009, non-interest income totaled $150.7 million, an increase of $128.6 million compared to the third quarter of 2008. The increase was primarily attributable to the life insurance premium finance loan acquisition (see “Acquisitions”), the securitization transaction (see “Securitization”), an increase in mortgage banking revenue and trading income offset by lower levels of fees from covered call options. For the first nine months of 2009, non-interest income totaled $232.6 million, an increase of $152.3 million compared to the first nine months of 2008.
The following table presents non-interest income by category for the periods presented:

	Three Months Ended
	September 30,		$	%
(Dollars in thousands)	2009	2008	Change	Change
Brokerage	$4,593	$4,354	239	5
Trust and asset management	2,908	2,690	218	8

Total wealth management	7,501	7,044	457	6

Mortgage banking	13,204	4,488	8,716	194
Service charges on deposit accounts	3,447	2,674	773	29
Gain on sales of premium finance receivables	3,629	456	3,173	NM
(Losses) gains on available-for-sale securities, net	(412)	920	(1,332)	(145)
Gain on bargain purchase	113,062	—	113,062	NM
Other:
Fees from covered call options	—	2,723	(2,723)	(100)
Bank Owned Life Insurance	552	478	74	—
Trading income	6,236	286	5,950	NM
Administrative services	527	803	(276)	(34)
Miscellaneous	2,934	2,258	676	30

Total other	10,249	6,548	3,701	57

Total non-interest income	$150,680	$22,130	128,550	NM

	Nine Months Ended
	September 30,		$	%
(Dollars in thousands)	2009	2008	Change	Change
Brokerage	$12,693	$14,339	(1,646)	(11)
Trust and asset management	7,617	8,341	(724)	(9)

Total wealth management	20,310	22,680	(2,370)	(10)

Mortgage banking	52,032	18,120	33,912	187
Service charges on deposit accounts	9,600	7,612	1,988	26
Gain on sales of premium finance receivables	4,147	2,163	1,984	92
Losses on available-for-sale securities, net	(910)	(553)	(357)	65
Gain on bargain purchase	113,062	—	113,062	NM
Other:
Fees from covered call options	1,998	21,586	(19,588)	(91)
Bank Owned Life Insurance	1,403	1,941	(538)	(28)
Trading income	23,254	396	22,858	NM
Administrative services	1,463	2,271	(808)	(36)
Miscellaneous	6,200	4,089	2,111	52

Total other	34,318	30,283	4,035	13

Total non-interest income	$232,559	$80,305	152,254	189

NM = Not Meaningful
Wealth management is comprised of the trust and asset management revenue of Wayne Hummer Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at Wayne Hummer Investments and Wayne Hummer Asset Management Company. Wealth management totaled $7.5 million in the third quarter of 2009 and $7.0 million in the third quarter of 2008. Increased asset valuations due to the recent equity market improvements have helped revenue growth from trust and asset management activities.

With equity markets improving in the third quarter of 2009, wealth management did increase $617,000, or 36% on an annualized basis, over the second quarter of 2009. On a year-to-date basis, wealth management totaled $20.3 million, down $2.4 million, or 10% when compared to the same period in 2008.
Mortgage banking includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market. For the quarter ended September 30, 2009, this revenue source totaled $13.2 million, an increase of $8.7 million when compared to the third quarter of 2008. The increase was primarily attributable to $9.3 million from gains recognized on loans sold to the secondary market offset by $601,000 from changes in the fair market value of mortgage servicing rights, valuation fluctuations of mortgage banking derivatives, fair value accounting for certain residential mortgage loans held for sale and increased recourse obligation reserves for loans previously sold. Future growth of mortgage banking is impacted by the interest rate environment and current residential housing conditions and will continue to be dependent upon both. Mortgages originated and sold totaled over $960 million in the third quarter of 2009 compared to $1.5 billion in the second quarter of 2009 and $344 million in the third quarter of 2008. The positive impact of the PMP transaction, completed at the end of 2008, contributed to mortgage banking revenue growth in all quarters of 2009. On a year-to-date basis, mortgage banking totaled $52.0 million, increasing $33.9 million when compared to the same period in 2008. Mortgages originated and sold totaled over $3.7 billion in the first nine months of 2009 compared to over $1.3 billion in the first nine months of 2008.
Service charges on deposit accounts totaled $3.4 million for the third quarter of 2009, an increase of $773,000, or 29%, when compared to the same quarter of 2008. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.
Wintrust recognized $3.6 million of gains on the securitization of premium finance receivables in the third quarter of 2009 (see “Securitization”). FIFC sold $34 million of premium finance receivables in the third quarter of 2008, recognizing $456,000 of net gains. As a result of paydowns of loans in the revolving securitization facility, the Company anticipates transferring over $300 million of property and casualty premium finance receivables to the securitization facility during the fourth quarter of 2009 and additional gains related thereto may be recognized.
The bargain purchase gain resulted from the acquisition of the life insurance premium finance receivable portfolio. See “Acquisitions” for a complete discussion of the transaction. The following table summarizes the components of this transaction:
Purchased Loan Portfolio
Summary of Acquisition

						Credit
						discounts -
	Gross	Net		Bargain		non-
	loan	purchase	Total	purchase	Accretable	accretable
(Dollars in thousands)	balance	price	discounts	gain (4)	discounts	discounts
Loans purchased on July 28, 2009	$949,322	$685,306	$(264,016)	$(150,646)	$(74,837)	$(38,533)
- Initial bargain purchase gain				99,949	—	—
- Accretion (effective yield method)				—	3,530	—
- Impact of accounts clearing escrow (3)				11,313	—	—
- Impact of accounts prepaid				—	3,925	2,338
- Non-accretable transfer to accretable				—	—	—

Remaining balances at September 30, 2009(1)				$(39,384)	$(67,382)	$(36,195)

Loans purchased on October 2, 2009 (2)	$83,393	$60,460	$(22,933)	$(14,461)	$(5,742)	$(2,730)

(1)	The remaining unrecognized bargain purchase gain is recognizable subject to the receipt of required third party consents.

(2)	None of the purchase price proceeds from the October 2, 2009 purchase are held in escrow. The bargain purchase gain is fully recognizable in the fourth quarter of 2009.

(3)	Third party consents were received and funds were released from escrow.

(4)	An additional $1.8 million of gain was recognized in conjunction with the establishment of a customer list intangible asset.

Other non-interest income for the third quarter of 2009 totaled $10.2 million, an increase of $3.7 million, compared to $6.5 million in the third quarter of 2008. Trading income increased $6.0 million as the Company recognized $6.2 million in trading income resulting primarily from the increase in market value of certain collateralized mortgage obligations. The Company purchased these securities at a significant discount during the first quarter of 2009. These securities have increased in value since their purchase due to market spreads tightening, increased mortgage prepayments due to favorable mortgage rate environment and the resultant refinancing activity taking place in the market, and lower than projected default rates. Partially offsetting the increase in trading income were fees from certain covered call option transactions decreasing by $2.7 million, as no income was recorded from this activity in the third quarter of 2009. Historically, compression in the net interest margin was effectively offset, as has consistently been the case, by the Company’s covered call strategy. In the third quarter of 2009, as the Company’s net interest margin expanded, management chose to not engage in covered call option activity due to lower than acceptable security yields which resulted in the elimination of revenue from the Company’s covered call strategy. An illustration of the past effectiveness of this strategy is shown in the Supplemental Financial Information section (see page titled “Net Interest Margin (Including Call Option Income).”).

NON-INTEREST EXPENSE
Non-interest expense for the third quarter of 2009 totaled $92.6 million and increased approximately $29.4 million, or 46%, from the third quarter 2008 total of $63.2 million. On a year-to-date basis, non-interest expense for 2009 totaled $253.8 million and increased $62.5 million, or 33% over the same period in 2008.
The following table presents non-interest expense by category for the periods presented:

	Three Months Ended
	September 30,		$	%
(Dollars in thousands)	2009	2008	Change	Change
Salaries and employee benefits	$48,088	$35,823	12,265	34
Equipment	4,069	4,050	19	1
Occupancy, net	5,884	5,666	218	4
Data processing	3,226	2,850	376	13
Advertising and marketing	1,488	1,343	145	11
Professional fees	4,089	2,195	1,894	86
Amortization of other intangible assets	677	781	(104)	(13)
Other:
Commissions – 3rd party brokers	843	985	(142)	(14)
Postage	1,139	1,067	72	7
Stationery and supplies	769	750	19	3
FDIC insurance	4,334	1,344	2,990	NM
OREO expenses, net	10,243	487	9,756	NM
Miscellaneous	7,714	5,858	1,856	32

Total other	25,042	10,491	14,551	139

Total non-interest expense	$92,563	$63,199	29,364	46

	Nine Months Ended
	Nine Months Ended
	September 30,		$	%
(Dollars in thousands)	2009	2008	Change	Change
Salaries and employee benefits	$138,923	$109,471	29,452	27
Equipment	12,022	12,025	(3)	—
Occupancy, net	17,682	16,971	711	4
Data processing	9,578	8,566	1,012	12
Advertising and marketing	4,003	3,709	294	8
Professional fees	9,843	6,490	3,353	52
Amortization of other intangible assets	2,040	2,348	(308)	(13)
Other:
Commissions – 3rd party brokers	2,338	2,967	(629)	21
Postage	3,466	3,108	358	12
Stationery and supplies	2,330	2,247	83	4
FDIC Insurance	16,468	3,919	12,549	NM
OREO expenses, net	13,671	1,382	12,289	NM
Miscellaneous	21,406	18,025	3,381	19

Total other	59,679	31,648	28,031	89

Total non-interest expense	$253,770	$191,228	62,542	33

NM = Not Meaningful
Salaries and employee benefits comprised 52% of total non-interest expense in the third quarter of 2009 and 57% in the third quarter of 2008. Salaries and employee benefits expense increased $12.3 million, or 34%, in the third quarter of 2009 compared to the third quarter of 2008 primarily as a result of higher commission and incentive compensation expenses related to mortgage banking activities and the incremental costs of the PMP staff. The higher commission and incentive compensation expense is primarily attributable to an increase in variable pay (commissions) of $4.7 million as a result of the higher mortgage loan origination volumes. On a year-to-date basis, salaries and employee benefits increased $29.5 million, or 27%, compared to the same period in 2008. Of this increase, $15.6 million was attributable to an increase in variable pay (commissions) as a result of the higher mortgage loan origination volumes, $11.6 million primarily related to acquisitions and the remainder being generally related to increases in base salaries.
Professional fees include legal, audit and tax fees, external loan review costs and normal regulatory exam assessments. Professional fees for the third quarter of 2009 were $4.1 million, an increase of $1.9 million, or 86%, compared to the same period in 2008. On a year-to-date basis, professional fees were $9.8 million, an increase of $3.4 million, or 52%, compared to the same period in 2008. These increases are primarily a result of increased legal costs related to non-performing assets and acquisition related activities.
FDIC insurance totaled $4.3 million in the third quarter of 2009, an increase of $3.0 million compared to $1.3 million in the third quarter of 2008. On a year-to-date basis, FDIC insurance totaled $16.5 million in 2009, an increase of $12.5 million compared to $3.9 million in 2008. The increase in FDIC insurance rates at the beginning of 2009 and growth in the assessable deposit base contributed to the significant increases in FDIC insurance costs for the third quarter of 2009 while the first nine months of 2009 were also negatively impacted by the industry-wide special assessment on financial institutions in the second quarter of 2009
OREO expenses include all costs related with obtaining, maintaining and selling of other real estate owned properties. This expense totaled $10.2 million in the third quarter of 2009, an increase of $9.8 million compared to $487,000 in the third quarter of 2008. On a year-to-date basis, OREO expenses totaled $13.7 million in 2009, an increase of $12.3 million compared to $1.4 million in 2008.
Miscellaneous expense includes expenses such as ATM expenses, correspondent bank charges, directors’ fees, telephone, travel and entertainment, corporate insurance, dues and subscriptions and lending origination costs that are not deferred. Miscellaneous expenses in the third quarter of 2009 increased $1.9 million, or 32%, compared to the same period in the prior year. On year-to-date basis, miscellaneous expenses increased $5.1 million, or 32%, compared to the same period in the prior year.

ASSET QUALITY
Allowance for Credit Losses

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2009	2008	2009	2008
Allowance for loan losses at beginning of period	$85,113	$57,633	$69,767	$50,389
Provision for credit losses	91,193	24,129	129,329	42,985
Reclassification to allowance for lending-related commitments	(1,543)	—	(1,543)	—

Charge-offs:
Commercial and commercial real estate loans	74,613	13,543	92,348	22,930
Home equity loans	1,727	28	3,034	53
Residential real estate loans	422	786	682	1,004
Premium finance receivables — commercial	2,478	1,002	5,622	2,798
Premium finance receivables — life insurance	—	—	—	—
Indirect consumer loans	588	292	1,421	821
Consumer and other loans	244	165	495	461

Total charge-offs	80,072	15,816	103,602	28,067

Recoveries:
Commercial and commercial real estate loans	139	216	454	285
Home equity loans	1	—	3	—
Residential real estate loans	—	—	—	—
Premium finance receivables — commercial	161	118	457	518
Premium finance receivables — life insurance	—	—	—	—
Indirect consumer loans	62	29	135	135
Consumer and other loans	42	18	96	82

Total recoveries	405	381	1,145	1,020

Net charge-offs	(79,667)	(15,435)	(102,457)	(27,047)

Allowance for loan losses at period end	$95,096	$66,327	$95,096	$66,327

Allowance for unfunded loan commitments at period end	$3,129	$493	$3,129	$493

Allowance for credit losses at period end	$98,225	$66,820	$98,225	$66,820

Credit discounts on purchased loans	36,195	—	36,195	—

Total credit reserves	$134,420	$66,820	$134,420	$66,820

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial and commercial real estate loans	5.83%	1.15%	2.48%	0.67%
Home equity loans	0.75	0.01	0.44	0.01
Residential real estate loans	0.33	0.92	0.19	0.39
Premium finance receivables — commercial	0.74	0.29	0.54	0.26
Premium finance receivables — life insurance	—	—	—	—
Indirect consumer loans	1.67	0.49	1.19	0.41
Consumer and other loans	0.71	0.36	0.38	0.31

Total loans, net of unearned income	3.65%	0.84%	1.66%	0.50%

Net charge-offs as a percentage of the provision for loan losses	87.36%	63.97%	79.22%	62.92%

Loans at period-end			$8,275,257	$7,322,545
Allowance for loan losses as a percentage of loans at period-end			1.15%	0.91%
Allowance for credit losses as a percentage of loans at period-end			1.19%	0.91%
Total credit reserves as a percentage of loans (net of discounts) at period-end			1.62%	0.91%

The allowance for credit losses is comprised of the allowance for loan losses and the allowance for lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for lending-related commitments relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The allowance for lending-related commitments (separate liability account) represents the portion of the provision for credit losses that was associated with unfunded lending-related commitments. The provision for credit losses may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit). Total credit reserves include the credit discounts on the purchased life insurance premium finance receivables.
The provision for credit losses totaled $91.2 million for the third quarter of 2009, $23.7 million in the second quarter of 2009 and $24.1 million for the third quarter of 2008. For the quarter ended September 30, 2009, net charge-offs totaled $79.7 million compared to $12.8 million in the second quarter of 2009 and $15.4 million recorded in the third quarter of 2008. On a ratio basis, annualized net charge-offs as a percentage of average loans were 3.65% in the third quarter of 2009, 0.63% in the second quarter of 2009, and 0.84% in the third quarter of 2008. On a year-to-date basis, the provision for credit losses totaled $129.3 million for 2009 and $43.0 million for the same period in 2008. Net charge-offs totaled $102.5 million in 2009 compared to $27.0 million recorded in 2008. On a ratio basis, annualized net charge-offs as a percentage of average loans were 1.66% in 2009 and 0.50% in 2008.
Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon management’s assessment of the adequacy of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors. The increase from the end of the prior quarter reflects the continued economic weaknesses in the Company’s markets and is the result of an individual review of a significant number of individual credits as well as the overall risk factors impacting certain types of credits, specifically credits with residential development collateral valuation exposure.

The tables below shows the aging of the Company’s loan portfolio at September 30, 2009 and June 30, 2009:

		90+ days	60-89	30-59
As of September 30, 2009	Non-	and still	days past	days past
(Dollars in thousands)	Accrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial and commercial real estate loans	$166,726	$23,377	$31,957	$80,069	$4,733,730	$5,035,859
Home equity loans	6,808	100	716	5,375	915,549	928,548
Residential real estate loans	4,077	1,172	476	1,595	273,831	281,151
Premium finance receivables — commercial	16,093	11,714	6,394	7,880	709,951	752,032
Premium finance receivables — life insurance	—	—	—	—	1,045,653	1,045,653
Indirect consumer loans	736	549	862	2,398	110,983	115,528
Consumer and other loans	282	25	556	304	115,319	116,486

Total loans, net of unearned income	$194,722	$36,937	$40,961	$97,621	$7,905,016	$8,275,257

Aging as a % of Loan Balance:
Commercial and commercial real estate loans	3.3%	0.5%	0.6%	1.6%	94.0%	100.0%
Home equity loans	0.7	—	0.1	0.6	98.6	100.0
Residential real estate loans	1.5	0.4	0.2	0.6	97.4	100.0
Premium finance receivables — commercial	2.1	1.6	0.9	1.0	94.4	100.0
Premium finance receivables — life insurance	—	—	—	—	100.0	100.0
Indirect consumer loans	0.6	0.5	0.7	2.1	96.1	100.0
Consumer and other loans	0.2	—	0.5	0.3	99.0	100.0

Total loans, net of unearned income	2.4%	0.4%	0.5%	1.2%	95.5%	100.0%

		90+ days	60-89	30-59
As of June 30, 2009	Non-	and still	days past	days past
(Dollars in thousands)	Accrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial and commercial real estate loans	$184,722	$7,519	$59,673	$34,870	$4,797,133	$5,083,917
Home equity loans	7,133	—	414	1,934	902,918	912,399
Residential real estate loans	4,792	1,447	161	429	272,516	279,345
Premium finance receivables — commercial	15,806	14,301	6,637	13,855	837,516	888,115
Premium finance receivables — life insurance	—	—	—	—	182,399	182,399
Indirect consumer loans	1,225	695	721	2,607	128,560	133,808
Consumer and other loans	238	341	213	821	113,880	115,493

Total loans, net of unearned income	$213,916	$24,303	$67,819	$54,516	$7,234,922	$7,595,476

Aging as a % of Loan Balance:
Commercial and commercial real estate loans	3.6%	0.1%	1.2%	0.7%	94.4%	100.0%
Home equity loans	0.8	—	—	0.2	99.0	100.0
Residential real estate loans	1.7	0.5	0.1	0.2	97.6	100.0
Premium finance receivables — commercial	1.8	1.6	0.7	1.6	94.3	100.0
Premium finance receivables — life insurance	—	—	—	—	100.0	100.0
Indirect consumer loans	0.9	0.5	0.5	1.9	96.1	100.0
Consumer and other loans	0.2	0.3	0.2	0.7	98.6	100.0

Total loans, net of unearned income	2.8%	0.3%	0.9%	0.7%	95.3%	100.0%

The amounts shown in the non-accrual and the 90+ days and still accruing columns represent the Company’s total reported non-performing loans balance. As of September 30, 2009, only $41.0 million of all loans, or 0.5%, were 60 to 89 days past due and only $97.6 million, or 1.2%, were 30 to 59 days (or one payment) past due.
The majority of the commercial and commercial real estate loans shown as 60 to 89 days and 30 to 59 days past due are on the Company’s internal problem loan reporting system. Loans on this system are closely monitored by management on a monthly basis.
The Company’s home equity and residential loan portfolios continue to exhibit very good delinquency ratios. Home equity loans at September 30, 2009 that are current with regards to the contractual terms of the loan agreement represent 98.6% of the total home equity portfolio. Residential real estate loans at September 30, 2009 that are current with regards to the contractual terms of the loan agreements comprise 97.4% of total residential real estate loans outstanding.
The ratio of non-performing commercial premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for commercial premium finance receivables it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing commercial premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Non-performing Loans
The following table sets forth Wintrust’s non-performing loans at the dates indicated.

	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands)	2009	2009	2008	2008
Loans past due greater than 90 days and still accruing:
Residential real estate and home equity	$1,272	$1,447	$617	$1,084
Commercial, consumer and other	23,402	7,860	14,750	6,100
Premium finance receivables — commercial	11,714	14,301	9,339	5,903
Premium finance receivables — life insurance	—	—	—	—
Indirect consumer loans	549	695	679	877

Total past due greater than 90 days and still accruing	36,937	24,303	25,385	13,964

Non-accrual loans:
Residential real estate and home equity	10,885	11,925	6,528	6,214
Commercial, consumer and other	167,008	184,960	91,814	81,997
Premium finance receivables — commercial	16,093	15,806	11,454	10,239
Premium finance receivables — life insurance	—	—	—	—
Indirect consumer loans	736	1,225	913	627

Total non-accrual	194,722	213,916	110,709	99,077

Total non-performing loans:
Residential real estate and home equity	12,157	13,372	7,145	7,298
Commercial, consumer and other	190,410	192,820	106,564	88,097
Premium finance receivables — commercial	27,807	30,107	20,793	16,142
Premium finance receivables — life insurance	—	—	—	—
Indirect consumer loans	1,285	1,920	1,592	1,504

Total non-performing loans	$231,659	238,219	$136,094	$113,041

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Residential real estate and home equity	1.00%	1.12%	0.62%	0.67%
Commercial, consumer and other	3.70	3.71	2.16	1.82
Premium finance receivables — commercial	3.70	3.39	1.67	1.39
Premium finance receivables — life insurance	—	—	—	—
Indirect consumer loans	1.11	1.44	0.90	0.75

Total non-performing loans	2.80%	3.14%	1.79%	1.54%

Allowance for loan losses as a percentage of non-performing loans	41.05%	35.73%	51.26%	58.67%

Non-performing Residential Real Estate and Home Equity
The non-performing residential real estate and home equity loans totaled $12.2 million as of September 30, 2009. The balance increased $4.9 million from September 30, 2008 and decreased $1.2 million from June 30, 2009. The September 30, 2009 non-performing balance is comprised of $5.3 million of residential real estate (25 individual credits) and $6.9 million of home equity loans (25 individual credits). On average, this is approximately 3 non-performing residential real estate loans and home equity loans per chartered bank within the Company. The Company believes control and collection of these loans is very manageable. At this time, management believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.
Non-performing Commercial, Consumer and Other
The commercial, consumer and other non-performing loan category totaled $190.4 million as of September 30, 2009 compared to $192.8 million as of June 30, 2009 and $88.1 million as of September 30, 2008.
Management is pursuing the resolution of all credits in this category. At this time, management believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.

Non-performing Commercial Premium Finance Receivables
The table below presents the level of non-performing property and casualty premium finance receivables as of September 30, 2009 and 2008, and the amount of net charge-offs for the quarters then ended.

(Dollars in thousands)	September 30, 2009	September 30, 2008
Non-performing premium finance receivables-commercial	$27,807	$16,142
- as a percent of premium finance receivables-commercial outstanding	3.70%	1.39%

Net charge-offs of premium finance receivables-commercial	$2,317	$884
- annualized as a percent of average premium finance receivables-commercial	0.74%	0.29%
Fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. The Company’s underwriting standards, regardless of the condition of the economy, have remained consistent. We anticipate that net charge-offs and non-performing asset levels in the near term will continue to be at levels that are within acceptable operating ranges for this category of loans. Management is comfortable with administering the collections at this level of non-performing property and casualty premium finance receivables.
Non-performing Indirect Consumer Loans
Total non-performing indirect consumer loans were $1.3 million at September 30, 2009, compared to $1.9 million at June 30, 2009 and $1.5 million at September 30, 2008. The ratio of these non-performing loans to total indirect consumer loans was 1.11% at September 30, 2009 compared to 1.44% at June 30, 2009 and 0.75% at September 30, 2008. As noted in the Allowance for Credit Losses table, net charge-offs as a percent of total indirect consumer loans were 1.67% for the quarter ended September 30, 2009 compared to 0.49% in the same period in 2008. Given the 42% decline in outstanding balances in the indirect consumer loan portfolio since September 30, 2008, the 1.67% charge-off ratio represents only $526,000 of total net charge-offs in the third quarter of 2009.
At the beginning of the third quarter of 2008, the Company ceased the origination of indirect automobile loans. This niche business served the Company well over the past 12 years in helping de novo banks quickly, and profitably, grow into their physical structures. Competitive pricing pressures significantly reduced the long-term potential profitably of this niche business. Given the current economic environment and the retirement of the founder of this niche business, exiting the origination of this business was deemed to be in the best interest of the Company. The Company will continue to service its existing portfolio during the duration of the credits.
Other Real Estate Owned
The table below presents a summary of other real estate owned as of September 30, 2009 and shows the changes in the balance from June 30, 2009 for each property type:

				Residential
	Residential			Real Estate			Commercial			Total
	Real Estate			Development			Real Estate			Balance
(Dollars in thousands)	$	#	R	$	#	R	$	#	R	$	#	R
Balance at June 30, 2009	$7,873	6	6	$28,908	51	11	$4,657	8	5	$41,438	65	22
Transfers at fair value	3,533	10	7	7,649	10	7	5,954	6	6	17,136	48	20
Fair value adjustments	(121)	—	—	(7,197)	—	—	(209)	—	—	(7,527)	—	—
Resolved	(3,272)	(5)	(4)	(5,526)	(6)	(6)	(1,610)	(2)	(2)	(10,408)	(13)	(12)

Balance at September 30, 2009	$8,013	11	9	$23,834	77	12	$8,792	12	9	$40,639	100	30

Balance at September 30, 2008										$12,523

	$–	balance

#	–	number of properties

R	–	number of relationships

WINTRUST SUBSIDIARIES AND LOCATIONS
Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market® (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Advantage National Bank in Elk Grove Village, Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank in Hartland, Wisconsin. The banks also operate facilities in Illinois in Algonquin, Bloomingdale, Buffalo Grove, Cary, Chicago, Clarendon Hills, Deerfield, Downers Grove, Frankfort, Geneva, Glencoe, Glen Ellyn, Gurnee, Grayslake, Highland Park, Highwood, Hoffman Estates, Island Lake, Lake Bluff, Lake Villa, Lindenhurst, McHenry, Mokena, Mundelein, North Chicago, Northfield, Palatine, Prospect Heights, Ravinia, Riverside, Roselle, Sauganash, Skokie, Spring Grove, Vernon Hills, Wauconda, Western Springs, Willowbrook and Winnetka, and in Delafield, Elm Grove, Madison and Wales, Wisconsin.
Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest insurance premium finance companies operating in the United States, serves commercial and life insurance loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Wintrust Mortgage Corporation (formerly known as WestAmerica Mortgage Company) engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts. Advanced Investment Partners, LLC is an investment management firm specializing in the active management of domestic equity investment strategies. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.
FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” Forward-looking statements and information are not historical facts, are premised on many factors, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include, but are not limited to, those listed below and the Risk Factors discussed in Item 1A on page 20 of the Company’s 2008 Form 10-K. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s projected growth, anticipated improvements in earnings, earnings per share and other financial performance measures, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial results of condition from expected developments or events, the Company’s business and growth strategies, including anticipated internal growth, plans to form additional de novo banks and to open new branch offices, and to pursue additional potential development or acquisitions of banks, wealth management entities or specialty finance businesses. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•	Competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services).

•	Changes in the interest rate environment, which may influence, among other things, the growth of loans and deposits, the quality of the Company’s loan portfolio, the pricing of loans and deposits and net interest income.

•	The extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses.

•	Distressed global credit and capital markets.

•	The ability of the Company to obtain liquidity and income from the sale of property and casualty premium finance receivables in the future and the unique collection and delinquency risks associated with such loans.

•	Legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies.

•	Failure to identify and complete acquisitions in the future or unexpected difficulties or unanticipated developments related to the integration of acquired entities with the Company.

•	Significant litigation involving the Company.

•	Changes in general economic conditions in the markets in which the Company operates.

•	The ability of the Company to receive dividends from its subsidiaries.

•	Unexpected difficulties or unanticipated developments related to the Company’s strategy of de novo bank formations and openings. De novo banks typically require over 13 months of operations before becoming profitable, due to the impact of organizational and overhead expenses, the startup phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets.

•	The loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank.

•	The ability of the Company to attract and retain senior management experienced in the banking and financial services industries.

•	The risk that the terms of the U.S. Treasury Department’s Capital Purchase Program could change.

•	The effect of continued margin pressure on the Company’s financial results.

•	Additional deterioration in asset quality.

•	Additional charges related to asset impairments.

•	The other risk factors set forth in the Company’s filings with the Securities and Exchange Commission.
Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by or on behalf of Wintrust. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.
CONFERENCE CALL, WEB CAST AND REPLAY
The Company will hold a conference call at 1:00 p.m. (CDT) Tuesday, October 27, 2009 regarding third quarter 2009 results. Individuals interested in listening should call (877) 795-3635 and enter Conference ID #9807043. A simultaneous audio-only web cast and replay of the conference call may be accessed via the Company’s web site at (http://www.wintrust.com), Investor News and Events, Presentations & Conference Calls. The text of the third quarter 2009 earnings press release will be available on the home page of the Company’s web site at (http://www.wintrust.com) and at the Investor News and Events, Press Releases link on its website.
#    #    #

WINTRUST FINANCIAL CORPORATION
Supplemental Financial Information
5 Quarter Trends

WINTRUST FINANCIAL CORPORATION – SUPPLEMENTAL FINANCIAL INFORMATION
Selected Financial Highlights – 5 Quarter Trends

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands, except per share data)	2009	2009	2009	2008	2008
Selected Financial Condition Data (at end of period):
Total assets	$12,136,021	$11,359,536	$10,818,941	$10,658,326	$9,864,920
Total loans	8,275,257	7,595,476	7,841,447	7,621,069	7,322,545
Total deposits	9,847,163	9,191,332	8,625,977	8,376,750	7,829,527
Junior subordinated debentures	249,493	249,493	249,502	249,515	249,537
Total shareholders’ equity	1,106,082	1,065,076	1,063,227	1,066,572	809,331

Selected Statements of Income Data:
Net interest income	$87,663	$72,497	$64,782	$62,745	$60,680
Net revenue (1)	238,343	117,949	101,209	82,117	82,810
Income (loss) before taxes	54,587	10,041	9,774	2,727	(4,518)
Net income (loss)	31,995	6,549	6,358	1,955	(2,448)
Net income (loss) per common share — Basic	1.14	0.06	0.06	0.02	(0.13)
Net income (loss) per common share — Diluted	1.07	0.06	0.06	0.02	(0.13)

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.25%	2.91%	2.71%	2.78%	2.74%
Non-interest income to average assets	5.07	1.65	1.38	0.77	0.89
Non-interest expense to average assets	3.11	3.06	2.91	2.57	2.54
Net overhead ratio (3)	(1.95)	1.41	1.53	1.80	1.65
Efficiency ratio (2) (4)	38.69	72.02	74.10	75.22	76.64
Return on average assets	1.08	0.24	0.24	0.08	(0.10)
Return on average equity	13.79	0.79	0.71	0.22	(1.59)
Average total assets	$11,797,520	$11,037,468	$10,724,966	$10,060,206	$9,881,554
Average total shareholders’ equity	1,070,095	1,067,395	1,061,654	846,982	765,892
Average loans to average deposits ratio	90.5%	92.8%	93.4%	93.5%	94.1%

Common Share Data at end of period:
Market price per common share	$27.96	$16.08	$12.30	$20.57	$29.35
Book value per common share	$34.10	$32.59	$32.64	$33.03	$32.07
Common shares outstanding	24,103,068	23,979,804	23,910,983	23,756,674	23,693,799
Other Data at end of period:
Leverage ratio (5)	7.7%	7.9%	8.0%	8.6%	8.1%
Tier 1 capital to risk-weighted assets (5)	8.8%	8.9%	9.1%	9.5%	9.2%
Total capital to risk-weighted assets (5)	12.1%	12.3%	12.6%	13.1%	10.7%
Allowance for credit losses (6)	$98,225	$86,699	$75,834	$71,352	$66,820
Credit discounts on purchased loans (7)	36,195	—	—	—	—
Total credit reserves	134,420	86,699	75,834	71,352	66,820
Non-performing loans	231,659	238,219	175,866	136,094	113,041
Allowance for credit losses to total loans (6)	1.19%	1.14%	0.97%	0.94%	0.91%
Total credit reserves to total loans (8)	1.62%	1.14%	0.97%	0.94%	0.91%
Non-performing loans to total loans	2.80%	3.14%	2.24%	1.79%	1.54%
Number of:
Bank subsidiaries	15	15	15	15	15
Non-bank subsidiaries	8	8	7	7	8
Banking offices	78	79	79	79	79

(1)	Net revenue includes net interest income and non-interest income.

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	Capital ratios for current quarter-end are estimated.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for lending-related commitments.

(7)	Represents the remaining non-accretable portion of the discounts on the purchased life insurance premium finance loans that were purchased.

(8)	The sum of allowance for credit losses and credit discounts on purchased loans divided by total loans outstanding plus the credit discounts on purchased loans.

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Condition — 5 Quarter Trends

	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2009	2009	2009	2008	2008

Assets
Cash and due from banks	$128,898	$122,382	$122,207	$219,794	$158,201
Federal funds sold and securities purchased under resale agreements	22,863	41,450	98,454	226,110	35,181
Interest-bearing deposits with banks	1,168,362	655,759	266,512	123,009	4,686
Available-for-sale securities, at fair value	1,434,248	1,267,410	1,413,576	784,673	1,469,500
Trading account securities	29,204	22,973	13,815	4,399	2,243
Brokerage customer receivables	19,441	17,701	15,850	17,901	19,436
Loans held-for-sale	193,255	821,100	218,707	61,116	68,398
Loans, net of unearned income	8,275,257	7,595,476	7,841,447	7,621,069	7,322,545
Less: Allowance for loan losses	95,096	85,113	74,248	69,767	66,327

Net loans	8,180,161	7,510,363	7,767,199	7,551,302	7,256,218
Premises and equipment, net	352,890	350,447	349,245	349,875	349,388
Accrued interest receivable and other assets	315,806	260,182	263,145	240,664	209,970
Trade date securities receivable	—	—	—	788,565	—
Goodwill	276,525	276,525	276,310	276,310	276,310
Other intangible assets	14,368	13,244	13,921	14,608	15,389

Total assets	$12,136,021	$11,359,536	$10,818,941	$10,658,326	$9,864,920

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$841,668	$793,173	$745,194	$757,844	$717,587
Interest bearing	9,005,495	8,398,159	7,880,783	7,618,906	7,111,940

Total deposits	9,847,163	9,191,332	8,625,977	8,376,750	7,829,527

Notes payable	1,000	1,000	1,000	1,000	42,025
Federal Home Loan Bank advances	433,983	435,980	435,981	435,981	438,983
Other borrowings	252,071	244,286	250,488	336,764	296,391
Subordinated notes	65,000	65,000	70,000	70,000	75,000
Junior subordinated debentures	249,493	249,493	249,502	249,515	249,537
Trade date securities payable	—	—	7,170	—	2,000
Accrued interest payable and other liabilities	181,229	107,369	115,596	121,744	122,126

Total liabilities	11,029,939	10,294,460	9,755,714	9,591,754	9,055,589

Shareholders’ equity:
Preferred stock	284,061	283,518	282,662	281,873	49,379
Common stock	26,965	26,835	26,766	26,611	26,548
Surplus	580,988	577,473	575,166	571,887	551,453
Treasury stock	(122,437)	(122,302)	(122,302)	(122,290)	(122,290)
Retained earnings	342,873	317,713	315,855	318,793	318,066
Accumulated other comprehensive loss	(6,368)	(18,161)	(14,920)	(10,302)	(13,825)

Total shareholders’ equity	1,106,082	1,065,076	1,063,227	1,066,572	809,331

Total liabilities and shareholders’ equity	$12,136,021	$11,359,536	$10,818,941	$10,658,326	$9,864,920

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Income (Unaudited) — 5 Quarter Trends

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands, except per share data)	2009	2009	2009	2008	2008

Interest income
Interest and fees on loans	$126,448	$110,302	$106,887	$107,598	$108,495
Interest bearing deposits with banks	778	767	660	125	27
Federal funds sold and securities purchased under resale agreements	106	66	61	30	197
Securities	14,106	15,819	14,327	17,868	17,599
Trading account securities	7	55	24	33	23
Brokerage customer receivables	132	120	120	164	228

Total interest income	141,577	127,129	122,079	125,818	126,569

Interest expense
Interest on deposits	42,806	43,502	45,953	50,740	53,405
Interest on Federal Home Loan Bank advances	4,536	4,503	4,453	4,570	4,583
Interest on notes payable and other borrowings	1,779	1,752	1,870	2,387	2,661
Interest on subordinated notes	333	428	580	770	786
Interest on junior subordinated debentures	4,460	4,447	4,441	4,606	4,454

Total interest expense	53,914	54,632	57,297	63,073	65,889

Net interest income	87,663	72,497	64,782	62,745	60,680
Provision for credit losses	91,193	23,663	14,473	14,456	24,129

Net interest income after provision for credit losses	(3,530)	48,834	50,309	48,289	36,551

Non-interest income
Wealth management	7,501	6,883	5,926	6,705	7,044
Mortgage banking	13,204	22,596	16,232	3,138	4,488
Service charges on deposit accounts	3,447	3,183	2,970	2,684	2,674
Gain on sales of commercial premium finance receivables	3,629	196	322	361	456
Gains (losses) on available-for-sale securities, net	(412)	1,540	(2,038)	(3,618)	920
Gain on bargain purchase	113,062	—	—	—	—
Other	10,249	11,054	13,015	10,102	6,548

Total non-interest income	150,680	45,452	36,427	19,372	22,130

Non-interest expense
Salaries and employee benefits	48,088	46,015	44,820	35,616	35,823
Equipment	4,069	4,015	3,938	4,190	4,050
Occupancy, net	5,884	5,608	6,190	5,947	5,666
Data processing	3,226	3,216	3,136	3,007	2,850
Advertising and marketing	1,488	1,420	1,095	1,642	1,343
Professional fees	4,089	2,871	2,883	2,334	2,195
Amortization of other intangible assets	677	676	687	781	781
Other	25,042	20,424	14,213	11,417	10,491

Total non-interest expense	92,563	84,245	76,962	64,934	63,199

Income (loss) before income taxes	54,587	10,041	9,774	2,727	(4,518)
Income tax expense (benefit)	22,592	3,492	3,416	772	(2,070)

Net income (loss)	$31,995	$6,549	$6,358	$1,955	$(2,448)

Preferred stock dividends and discount accretion	4,668	5,000	5,000	1,532	544

Net income (loss) applicable to common shares	$27,327	$1,549	$1,358	$423	$(2,992)

Net income (loss) per common share – Basic	$1.14	$0.06	$0.06	$0.02	$(0.13)

Net income (loss) per common share – Diluted	$1.07	$0.06	$0.06	$0.02	$(0.13)

Cash dividends declared per common share	$0.09	$—	$0.18	$—	$0.18

Weighted average common shares outstanding	24,052	23,964	23,855	23,726	23,644
Dilutive potential common shares	2,493	300	221	447	—

Average common shares and dilutive common shares	26,545	24,264	24,076	24 173	23,644

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Period End Loan Balances — 5 Quarter Trends

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2009	2009	2009	2008	2008
Balance:
Commercial and commercial real estate	$5,035,859	$5,083,917	$4,933,355	$4,778,664	$4,673,682
Home equity	928,548	912,399	920,412	896,438	837,127
Residential real estate	281,151	279,345	280,808	262,908	247,203
Premium finance receivables — commercial (2)	752,032	888,115	1,287,261	1,243,858	1,164,256
Premium finance receivables — life insurance	1,045,653	182,399	130,895	102,728	41,120
Indirect consumer loans (1)	115,528	133,808	154,257	175,955	199,845
Other Loans	116,486	115,493	134,459	160,518	159,312

Total loans, net of unearned income	$8,275,257	$7,595,476	$7,841,447	$7,621,069	$7,322,545

Mix:
Commercial and commercial real estate	61%	67%	63%	63%	64%
Home equity	11	12	12	12	11
Residential real estate	4	3	4	3	4
Premium finance receivables — commercial (2)	9	12	16	16	16
Premium finance receivables — life insurance	13	2	2	2	1
Indirect consumer loans (1)	1	2	2	2	3
Other loans	1	2	1	2	1

Total loans, net of unearned income	100%	100%	100%	100%	100%

(1)	Includes autos, boats, snowmobiles and other indirect consumer loans.

(2)	Excludes $520 million of property and casualty premium finance receivables reclassified to held-for-sale in the second quarter of 2009.
WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Period End Deposit Balances — 5 Quarter Trends

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2009	2009	2009	2008	2008
Balance:
Non-interest bearing	$841,668	$793,173	$745,194	$757,844	$717,587
NOW	1,245,689	1,072,255	1,064,663	1,040,105	1,012,393
Wealth management deposits (1)	935,740	919,968	833,291	716,178	583,715
Money market	1,468,228	1,379,164	1,313,157	1,124,068	997,638
Savings	513,239	461,377	406,376	337,808	317,108
Time certificates of deposit	4,842,599	4,565,395	4,263,296	4,400,747	4,201,086

Total deposits	$9,847,163	$9,191,332	$8,625,977	$8,376,750	$7,829,527

Mix:
Non-interest bearing	9%	9%	9%	9%	9%
NOW	13	11	12	12	13
Wealth management deposits (1)	9	10	10	9	7
Money market	15	15	15	13	13
Savings	5	5	5	4	4
Time certificates of deposit	49	50	49	53	54

Total deposits	100%	100%	100%	100%	100%

(1)	Represents deposit balances at the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, the trust and asset management customers of Wayne Hummer Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Quarterly Average Balances — 5 Quarter Trends

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2009	2009	2009	2008	2008

Liquidity management assets	$2,078,330	$1,851,179	$1,839,161	$1,607,707	$1,544,465
Other earning assets	24,874	22,694	22,128	21,630	21,687
Loans, net of unearned income	8,665,281	8,212,572	7,924,849	7,455,418	7,343,845

Total earning assets	$10,768,485	$10,086,445	$9,786,138	$9,084,755	$8,909,997

Allowance for loan losses	(85,300)	(72,990)	(72,044)	(67,342)	(57,751)
Cash and due from banks	109,645	118,402	107,550	127,700	133,527
Other assets	1,004,690	905,611	903,322	915,093	895,781

Total assets	$11,797,520	$11,037,468	$10,724,966	$10,060,206	$9,881,554

Interest-bearing deposits	$8,799,578	$8,097,096	$7,747,879	$7,271,505	$7,127,065
Federal Home Loan Bank advances	434,134	435,983	435,982	439,432	438,983
Notes payable and other borrowings	245,352	249,123	301,894	379,914	398,911
Subordinated notes	65,000	66,648	70,000	73,364	75,000
Junior subordinated debentures	249,493	249,494	249,506	249,520	249,552

Total interest-bearing liabilities	$9,793,557	$9,098,344	$8,805,261	$8,413,735	$8,289,511

Non-interest bearing deposits	775,202	754,479	733,911	705,616	678,651
Other liabilities	158,666	117,250	124,140	93,873	147,500
Equity	1,070,095	1,067,395	1,061,654	846,982	765,892

Total liabilities and shareholders’ equity	$11,797,520	$11,037,468	$10,724,966	$10,060,206	$9,881,554

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin — 5 Quarter Trends

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2009	2009	2009	2008	2008

Yield earned on:
Liquidity management assets	2.94%	3.71%	3.42%	4.57%	4.70%
Other earning assets	2.36	3.27	2.85	3.94	4.81
Loans, net of unearned income	5.79	5.39	5.48	5.75	5.89

Total earning assets	5.24%	5.08%	5.08%	5.54%	5.68%

Rate paid on:
Interest-bearing deposits	1.93%	2.15%	2.41%	2.78%	2.98%
Federal Home Loan Bank advances	4.14	4.14	4.14	4.14	4.15
Notes payable and other borrowings	2.88	2.82	2.51	2.50	2.65
Subordinated notes	2.01	2.54	3.31	4.11	4.10
Junior subordinated debentures	6.99	7.05	7.12	7.22	6.98

Total interest-bearing liabilities	2.18%	2.41%	2.64%	2.98%	3.16%

Rate Spread	3.06%	2.67%	2.44%	2.56%	2.52%
Net Free Funds Contribution	0.19	0.24	0.27	0.22	0.22

Net Interest Margin	3.25%	2.91%	2.71%	2.78%	2.74%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income) — 5 Quarter Trends

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2009	2009	2009	2008	2008

Net Interest Income	$88,178	$73,067	$65,402	$63,340	$61,257
Call Option Income	—	—	1,998	7,438	2,723

Net Interest Income Including Call Option Income	$88,178	$73,067	$67,400	$70,778	$63,980

Yield on Earning Assets	5.24%	5.08%	5.08%	5.54%	5.68%
Rate on Interest-bearing Liabilities	2.18	2.41	2.64	2.98	3.16

Rate Spread	3.06%	2.67%	2.44%	2.56%	2.52%
Net Free Funds Contribution	0.19	0.24	0.27	0.22	0.22

Net Interest Margin	3.25%	2.91%	2.71%	2.78%	2.74%

Call Option Income	—	—	0.08	0.33	0.12

Net Interest Margin including Call Option Income	3.25%	2.91%	2.79%	3.11%	2.86%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income) — YTD Trends

	Nine Months
	Ended	Years Ended
	September 30,	December 31,
	2009	2008	2007	2006	2005

Net Interest Income	$226,647	$247,054	$264,777	$250,507	$218,086
Call Option Income	1,998	29,024	2,628	3,157	11,434

Net Interest Income Including Call Option Income	$228,645	$276,078	$267,405	$253,664	$229,520

Yield on Earning Assets	5.15%	5.88%	7.21%	6.91%	5.92%
Rate on Interest-bearing Liabilities	2.40	3.31	4.39	4.11	3.00

Rate Spread	2.75%	2.57%	2.82%	2.80%	2.92%
Net Free Funds Contribution	0.23	0.24	0.29	0.30	0.24

Net Interest Margin	2.98%	2.81%	3.11%	3.10%	3.16%

Call Option Income	0.03	0.33	0.03	0.04	0.17

Net Interest Margin including Call Option Income	3.01%	3.14%	3.14%	3.14%	3.33%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Income — 5 Quarter Trends

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2009	2009	2009	2008	2008
Brokerage	$4,593	$4,280	$3,819	$4,310	$4,354
Trust and asset management	2,908	2,603	2,107	2,395	2,690

Total wealth management	7,501	6,883	5,926	6,705	7,044

Mortgage banking	13,204	22,596	16,232	3,138	4,488
Service charges on deposit accounts	3,447	3,183	2,970	2,684	2,674
Gain on sale of property and casualty premium finance receivables	3,629	196	322	361	456
(Losses) gains on available-for-sale securities, net	(412)	1,540	(2,038)	(3,618)	920
Gain on bargain purchase	113,062	—	—	—	—
Other:
Fees from covered call options	—	—	1,998	7,438	2,723
Bank Owned Life Insurance	552	565	286	(319)	478
Trading income	6,236	8,274	8,744	(105)	286
Administrative services	527	454	482	670	803
Miscellaneous	2,934	1,761	1,505	2,418	2,258

Total other income	10,249	11,054	13,015	10,102	6,548

Total non-interest income	$150,680	45,452	36,427	19,372	22,130

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Expense — 5 Quarter Trends

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2009	2009	2009	2008	2008
Salaries and employee benefits	$48,088	$46,015	$44,820	$35,616	$35,823
Equipment	4,069	4,015	3,938	4,190	4,050
Occupancy, net	5,884	5,608	6,190	5,947	5,666
Data processing	3,226	3,216	3,136	3,007	2,850
Advertising and marketing	1,488	1,420	1,095	1,642	1,343
Professional fees	4,089	2,871	2,883	2,334	2,195
Amortization of other intangibles	677	676	687	781	781
Other:
Commissions — 3rd party brokers	843	791	704	802	985
Postage	1,139	1,146	1,180	1,012	1,067
Stationery and supplies	769	793	768	757	750
FDIC Insurance	4,334	9,121	3,013	1,681	1,344
OREO expenses, net	10,243	1,072	2,356	641	487
Miscellaneous	7,714	7,501	6,192	6,524	5,858

Total other expense	25,042	20,424	14,213	11,417	10,491

Total non-interest expense	$92,563	84,245	76,962	64,934	63,199

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Allowance for Credit Losses — 5 Quarter Trends

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2009	2009	2009	2008	2008
Balance at beginning of period	$85,113	$74,248	$69,767	$66,327	$57,633
Provision for credit losses	91,193	23,663	14,473	14,456	24,129
Reclassification to allowance for lending-related commitments	(1,543)	—	—	(1,093)	—

Charge-offs:
Commercial and commercial real estate loans	74,613	9,846	7,890	7,539	13,543
Home equity loans	1,727	795	511	231	28
Residential real estate loans	422	108	152	627	786
Premium finance receivables — commercial	2,478	1,792	1,351	1,275	1,002
Premium finance receivables — life insurance	—	—	—	—	—
Indirect consumer loans	588	473	361	501	292
Consumer and other loans	244	130	121	157	165

Total charge-offs	80,072	13,144	10,386	10,330	15,816

Recoveries:
Commercial and commercial real estate loans	139	107	208	211	216
Home equity loans	1	1	1	1	—
Residential real estate loans	—	—	—	—	—
Premium finance receivables — commercial	161	155	141	144	118
Premium finance receivables — life insurance	—	—	—	—	—
Indirect consumer loans	62	44	29	38	29
Consumer and other loans	42	39	15	13	18

Total recoveries	405	346	394	407	381

Net charge-offs	(79,667)	(12,798)	(9,992)	(9,923)	(15,435)

Allowance for loan losses at end of period	$95,096	$85,113	$74,248	$69,767	$66,327

Allowance for lending-related commitments at end of period	$3,129	$1,586	$1,586	$1,586	$493

Allowance for credit losses at end of period	$98,225	$86,699	$75,834	$71,353	$66,820

Credit discounts on purchased loans	36,195	—	—	—	—
Total credit reserves	$134,420	$86,699	$75,834	$71,535	$66,820

Annualized net charge-offs (recoveries) by category as a percentage of its own respective category’s average:
Commercial and commercial real estate loans	5.83%	0.78%	0.65%	0.62%	1.15%
Home equity loans	0.75	0.35	0.23	0.11	0.01
Residential real estate loans	0.33	0.09	0.14	0.79	0.92
Premium finance receivables — commercial	0.74	0.48	0.37	0.37	0.29
Premium finance receivables — life insurance	—	—	—	—	—
Indirect consumer loans	1.67	1.20	0.81	0.98	0.49
Consumer and other loans	0.71	0.25	0.27	0.35	0.36

Total loans, net of unearned income	3.65%	0.63%	0.51%	0.53%	0.84%

Net charge-offs as a percentage of the provision for loan losses	87.36%	54.08%	69.04%	68.64%	63.97%

Loans at period-end	$8,275,257	$7,595,476	$7,841,447	$7,621,068	$7,322,545
Allowance for loan losses as a percentage of loans at period-end	1.15%	1.12%	0.95%	0.92%	0.91%
Allowance for credit losses as a percentage of loans at period-end	1.19%	1.14%	0.97%	0.94%	0.91%
Total credit reserves as a percentage of loans (net of discounts) at period-end	1.62%	1.14%	0.97%	0.94%	0.91%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Performing Loans — 5 Quarter Trends

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2009	2009	2009	2008	2008

Loans past due greater than 90 days and still accruing:
Residential real estate and home equity	$1,272	$1,447	$726	$617	$1,084
Commercial, consumer and other	23,402	7,860	4,958	14,750	6,100
Premium finance receivables — commercial	11,714	14,301	9,722	9,339	5,903
Premium finance receivables — life insurance	—	—	—	—	—
Indirect consumer loans	549	695	1,076	679	877

Total past due greater than 90 days and still accruing	36,937	24,303	16,482	25,385	13,964

Non-accrual loans:
Residential real estate and home equity	10,885	11,925	9,209	6,528	6,214
Commercial, consumer and other	167,008	184,960	136,397	91,814	81,997
Premium finance receivables — commercial	16,093	15,806	12,694	11,454	10,239
Premium finance receivables — life insurance	—	—	—	—	—
Indirect consumer loans	736	1,225	1,084	913	627

Total non-accrual	194,722	213,916	159,384	110,709	99,077

Total non-performing loans:
Residential real estate and home equity	12,157	13,372	9,935	7,145	7,298
Commercial, consumer and other	190,410	192,820	141,355	106,564	88,097
Premium finance receivables — commercial	27,807	30,107	22,416	20,793	16,142
Premium finance receivables — life insurance	—	—	—	—	—
Indirect consumer loans	1,285	1,920	2,160	1,592	1,504

Total non-performing loans	$231,659	$238,219	$175,866	$136,094	$113,041

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Residential real estate and home equity	1.00%	1.12%	0.83%	0.62%	0.67%
Commercial, consumer and other	3.70	3.71	2.79	2.16	1.82
Premium finance receivables — commercial	3.70	3.39	1.74	1.67	1.39
Premium finance receivables — life insurance	—	—	—	—	—
Indirect consumer loans	1.11	1.44	1.40	0.90	0.75

Total non-performing loans	2.80%	3.14%	2.24%	1.79%	1.54%

Allowance for loan losses as a percentage of non-performing loans	41.05%	35.73%	42.22%	51.26%	58.67%